Franklin Financial Services Corporation
2011 Annual Meeting Speech
William E. Snell, Jr. President and CEO

GOOD MORNING!  I’m delighted that so many of you could join us today.  Before I begin my remarks, I would like to introduce our Board of Directors and some other distinguished attendees at today’s meeting.  Please stand as I call your name.

Chuck Sioberg, Chairman of the Board, Chuck Bender, Marty Brown, Warren Elliott, Dan Fisher, Don Fry, Skip Jennings, Stanley Kerlin, Don Mowery, Steve Patterson, and Marty Walker.

I would like to take this opportunity to recognize and thank Jerry Miller, who retired from the Franklin Financial and F&M Trust Boards of Directors at the end of 2010, for his 27 years of dedicated service.  Jerry was elected to the Boards of Franklin Financial and F&M Trust in 1983.  During his tenure, Jerry served on a variety of Board committees, most recently the Audit, Executive, Personnel, and Trust Committees, having served as Chair of the Audit Committee since 1997.  His insight, wisdom, and support will be missed.

Finally, some distinguished professionals who serve your company in attendance today:

- Dean Dusinberre of Rhoads & Sinon, Attorneys-at-Law, our SEC Counsel;
- Keith Cenekofsky of ParenteBeard LLC, our Certified Public Accountants;
- Marylynn Darmstaetter representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock

AND

- Jim Weaver of Weaver Consulting and Asset Management. You’ll hear more from Jim later in the program when he presents his annual economic forecast and market update.

The economic recession as well as the crisis in the financial services industry that erupted in 2008 continued to have a global impact as we moved through 2010.  In the United States, unemployment remained above 9%, 157 banks failed (compared to 140 in 2009 and the most since 1992), one million homes were repossessed, Dodd-Frank was passed, and the Fed announced $600 billion in additional quantitative easing to prop up the economy.

Internationally, we saw a flight to gold bullion as well as a debt crisis in Europe that spilled into Greece, Ireland, Portugal, and Spain.  The credit ratings of these countries have been downgraded to “junk”.

Franklin Financial reported earnings of $7,612,000 in 2010, representing a 15.6% increase from our 2009 earnings of $6,585,000.  Diluted earnings per share increased to $1.96 per share in 2010 from $1.71 per share in 2009.

The key factor driving our financial performance in 2010 was a 5% increase in fully tax equivalized Net Interest Income from $30,277,000 in 2009 to $31,900,000.  Our Net Interest Margin increased from 3.44% in 2009 to 3.53% in 2010 as we benefited from a repricing of deposit costs.

As a shareholder, you received regular cash dividends of $1.08 per share matching the regular cash dividends per share paid in 2009.  Our current annual dividend payout represents a 5.92% return based upon the closing price of Franklin Financial stock at December 31, 2010.  The market value of a share of Franklin Financial stock increased from a closing price of $16.33 at year-end 2009 to $18.25 at December 31, 2010.

In September we announced to our shareholders significant amendments to the Franklin Financial Services Corporation Dividend Reinvestment and Stock Purchase Plan (“the Plan”) including:

•	authorizing the issuance of an additional 1,000,000 shares of common stock on the terms and conditions of the Plan

•	modifying the minimum and maximum amounts that may be invested pursuant to the voluntary cash payment option under the Plan

•	providing for the investment of voluntary cash payments on as frequently as a weekly basis

•	providing for the investment of voluntary cash payments via ACH transfer

•	modifying the formula for determining the purchase price with respect to shares purchased under the Plan directly from Franklin Financial rather than on the open market

The Plan provides shareholders with a convenient and economical way to purchase additional shares of Franklin Financial common stock by reinvesting cash dividends paid on their shares or through optional cash payments.  We are delighted with the response received from shareholders since the September 30th effective date of these amendments, both in terms of shareholder participation and the increase in the level of voluntary cash contributions.

Franklin Financial’s total assets at December 31, 2010 were $951,889,000 as compared to $979,373,000 one year earlier.

Net loans grew by 1.3% on a year-over-year basis while average loan outstandings increased by $43,450,000 or 6.1%.  Commercial loan demand remained relatively strong resulting in $180,000,000 of closed transactions which increased the average loan outstandings in this portfolio by $64,470,000 or 12.6%.  Average consumer loan outstandings decreased 11.1% to $111,160,000 as consumers continued to focus on reducing debt and increasing savings.  Residential mortgage closings declined from $49,500,000 in 2009 to $33,500,000 in 2010.  Average residential mortgage outstandings declined by $7,100,000 or 9.7% as we continue to hold fewer mortgage originations in our portfolio.

Average deposits and repurchase agreements increased 4.4% to $787,200,000.  Average core deposits (i.e. checking, savings, and interest bearing checking) increased by $8,600,000 or 3.8%.  Average balances in our Money Management Account increased by $56,360,000 or 26.1% as the competitive yield and liquidity offered by this product continued to be attractive to customers.

Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 11.73% and a Leverage Capital Ratio of 8.16%.  These ratios remain above the levels that federal regulators require for an institution to be considered “well capitalized”.

Our Tangible Capital Ratio, which measures Total Equity net of Accumulated Other Comprehensive Income, Goodwill, and Intangible Assets as a percentage of Total Assets excluding Goodwill and Intangible Assets stands at 8.21% at year-end up from 7.47% at December 31, 2009.  This ratio has increasingly been the focus of both regulators and investors seeking to measure true capital adequacy.

As a result of continued loan growth in our commercial portfolio as well as an increase in net charge-offs and Non Performing Assets, our Provision for Loan Losses was $3,235,000 in 2010.  Our Allowance for Loan Losses as a percentage of Total Loans was 1.18% at December 31, 2010, down slightly from 1.21% at year-end 2009.

The market value of assets under management by our Investment and Trust Services Department increased by 6.6% to $490,420,000, reflecting improved market valuations as well as business development efforts.  Assets under management as reported does not include approximately $113,700,000 in assets held at third party brokers at December 31, 2010 compared to $97,700,000 at year-end 2009.  Investment and Trust Services fee income, including revenue generated through the Personal Investment Centers, increased 9.2% from $3,519,000 in 2009 to $3,844,000 in 2010.  We made two additions to our staff during the year to significantly increase our Cumberland County presence … John McGowan, who is based at our Camp Hill Office, and Dave Gority, who is based at our Ritner Highway Office in Carlisle.  I am delighted with the impact that both John and Dave have had on our business development results.

During 2010, our operational efficiency was again enhanced with new technology.  We implemented the final phase of our Check Imaging processing system by receiving returned checks electronically from the Federal Reserve.  Virtually all checks are now processed electronically by our bank.  Additionally, we began scanning all new commercial and consumer loans into a state of the art document management system.  Instead of requesting a paper file, employees can now review the loan file online.  This system has also significantly reduced the amount of required storage space.

We also completed an extensive evaluation in order to select a new core processing system.  Over 30 employees from all functional areas participated in the selection process which involved demonstrations, site visits, reference calls as well as a detailed financial analysis.  We will be switching to the new platform in early July of this year.  Along with increased efficiency and usability, additional services such as online account statements and online account openings will be offered.

An “onboarding” program was introduced incorporating a series of structured contacts directed at new customers which, historically, are among the most vulnerable of a bank’s customer base.  Onboarding is executed to first ensure that the customer is satisfied and using our services via personal follow-up contact.  Additionally, we send custom letters introducing other F&M Trust services that might be of value.  As a result of the rollout of this program, new customer retention has increased, service perception has improved, and cross-sell ratios among new customers have also risen.

In order to evolve and continually connect with customers, F&M Trust established a social media presence in 2010.  We now have new channels of communication with customers through the free online social media applications Facebook and Twitter.  These social media sites provide F&M Trust with an additional opportunity to communicate by sharing photos, community philosophy, and other information with customers while receiving important feedback.

We made an additional investment in upgrading our community office network during 2010.  In May, we opened new drive-up ATM units at Ayr Town Center in McConnellsburg and in the Riverview Business Center in Mount Union.

In September, we opened our 25th community banking office at 3907 Market Street in Camp Hill.  This facility formerly housed Community Financial, Inc. and its subsidiary, Community Trust Company, which we acquired in November 2008.  The existing building was extensively renovated to add 1,450 square feet for traditional retail banking, small business, commercial and mortgage services.  The new facility includes a bank lobby, customer service offices, conference room, as well as a drive-up teller and drive through ATM service.  In addition, improvements were made to the Investment & Trust Services offices and support areas.

We are delighted that average deposits at our Camp Hill Office exceeded $23,800,000 within six months of our grand opening.

Our ATM network will expand again in 2011.  In January, we opened an ATM on the campus of Quincy Village and a drive-up ATM unit, estimated to be operational in the early third quarter, will be opened on West King Street in Shippensburg at the site of a former Hardee’s restaurant.  Additionally, we anticipate beginning construction prior to year-end on new community offices in Newville and Mechanicsburg.

Franklin Financial’s first quarter earnings, which were released this morning, reflect the current economic and regulatory environment.  Your company earned $1,849,000 in the first quarter of 2011 a decrease of 6.3% from the $1,974,000 earned in 2010.  Diluted earnings per share were $.47 in the first quarter of 2011 versus $.51 per share last year.

Although Net Interest Income increased by 5% compared with last year’s First Quarter, we did increase our Provision for Loan Losses by $275,000 to $900,000 for the quarter and Non-Interest Expense increased by $362,000 or 5%, primarily Salaries and Benefits and Occupancy expense.

In light of the uncertain economic and regulatory environment, the Board of Directors of Franklin Financial determined that it would not be prudent to increase the dividend for the second quarter as has been our custom for many years.  Accordingly, on April 14th, the Board declared a $.27 per share regular quarterly dividend for the second quarter of 2011.

Total regular cash dividends paid during the first two quarters of 2011 will be $.54 per share.  The regular cash dividend for the second quarter will be paid on May 25th to shareholders of record at the close of business on May 6, 2011.

Our perspective is that 2011 will be another challenging year for financial institutions with high unemployment, increased loan delinquencies and defaults, and low interest rates.  Although some “green sprouts” have been spotted, particularly recent hiring trends, we have a long road back to the levels of unemployment reported six or seven years ago.  Businesses continue to struggle due to weak consumer spending and many experts are predicting that some foreclosures will increase 20% to 1.2 million in 2011.

Your interest and support as Franklin Financial shareholders is sincerely appreciated.

Are there any questions from the floor?